                                                FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-121263

               PRICING SUPPLEMENT NO. 1555 DATED 15 DECEMBER 2005

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF $62,255,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
    CURRENTLY TOTALING A$1,363,398,000 (A$1,345,898,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

1.   (i)    Issuer:                           Queensland Treasury Corporation

     (ii)   Guarantor:                        The Treasurer on behalf of the Government of Queensland

2.          Benchmark line:                   2015
                                              (to be consolidated and form a single series with QTC 6%
                                              Global A$ Bonds due 14 October, 2015, ISIN US748305BE82)

3.          Specific Currency or              AUD ("A$")
            Currencies:

4.   (i)    Issue price:                      104.556%

     (ii)   Dealers' fees and commissions     No fee or commission is payable in respect of the issue of
            paid by Issuer:                   the bond(s) described in this Pricing Supplement. Instead,
                                              QTC pays fees and commissions in accordance with the
                                              procedure described in the QTC Offshore and Onshore Fixed
                                              Interest Distribution Group Operational Guidelines.

5.          Specified Denominations:          A$1,000

6.   (i)    Issue Date:                       16 November 2005

     (ii)   Record Date (date on and from     7 April/7 October
            which security is
            Ex-interest):

     (iii)  Interest Payment Dates:           14 April/14 October

7.          Maturity Date:                    14 October 2015

8.          Interest Basis:                   6 per cent Fixed Rate

9.          Redemption/Payment Basis:         Redemption at par

10.         Change of Interest Basis or       Not Applicable
            Redemption/Payment Basis:

11.  (i)    Status of the Bonds:              Senior and rank pari passu with other
                                              senior, unsecured debt obligations of QTC

     (ii)   Status of the Guarantee:          Senior and ranks pari passu with all its
                                              other unsecured obligations

12.         Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note
            Provisions Applicable

     (i)    Rate(s) of Interest:              6 percent per annum payable semi-annually
                                              in arrears

     (ii)   Interest Payment Date(s):         14 April and 14 October in each year up
                                              to and including the Maturity Date

     (iii)  Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

     (iv)   Determination Date(s):            Not Applicable

     (v)    Other terms relating to the       None
            method of calculating
            interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:          A$1,000 per bond of A$1,000
                                              Specified Denomination

15.         Early Redemption Amount(s)        Not Applicable
            payable on redemption for
            taxation reasons or on event
            of default and/or the method
            of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                    Permanent Global Note not exchangeable
                                              for Definitive Bonds

17.         Additional Financial              Not Applicable
            Centre(s) or other special
            provisions relating to
            Payment Dates:

18.         Talons for future Coupons or      No
            Receipts to be attached to
            Definitive Bonds (and dates
            on which such Talons mature):

19.         Other terms or special            Not Applicable
            conditions:

                                  DISTRIBUTION

20.  (i)    If syndicated, names and          Not Applicable
            addresses of Managers and
            underwriting commitments:

     (ii)   Date of Dealer Agreement:         15 December 2005

     (iii)  Stabilizing Manager(s)            Not Applicable
            (if any):

21.         If non-syndicated, name and       Westpac Banking Corporation
            address of relevant Dealer:

22.         Whether TEFRA D or TEFRA C        TEFRA Not Applicable
            rules applicable or TEFRA
            rules not applicable:

23.         Additional selling                Not Applicable
            restrictions:

LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: __________________________________
              Duly authorized

                           PART B - OTHER INFORMATION

1.       LISTING

(i)      Listing:                                   Bourse de Luxembourg.

(ii)     Admission to trading:                      Application has been made for the bonds to be
                                                    admitted to trading on the regulated market of the
                                                    Bourse de Luxembourg with effect from the Issue
                                                    Date.

2.       RATINGS

Ratings:                                            The bonds to be issued have been rated:

                                                    S&P:     AAA
                                                    Moody's: Aaa

                                                    An obligation rated 'AAA' by S&P has the highest
                                                    credit rating assigned by Standard & Poor's.  The
                                                    obligor's capacity to meet its financial commitment
                                                    on the obligation is extremely strong.

                                                    Obligations rated Aaa by Moody's are judged to be
                                                    of the highest quality with minimal credit risk.

                                                    A credit rating is not a recommendation to buy,
                                                    sell or hold securities and may be revised or
                                                    withdrawn by the rating agency at any time.  Each
                                                    rating should be evaluated independently of any
                                                    other rating.

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:                      See "Use of Proceeds" section in the
                                                     prospectus supplement.

(ii)     Estimated net proceeds:                     Not Applicable.

(iii)    Estimated total expenses:                   Not Applicable.

5.       YIELD

Indication of yield:                                 5.53%

                                                     Calculated as 7 basis points less than the yield on the
                                                     equivalent A$ Domestic Bond issued by the Issuer under its
                                                     Domestic A$ Bond Facility on the Trade Date.

                                                     The yield is calculated on the Trade Date on the basis of the
                                                     Issue Price. It is not an indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                                   US748305BE82

(ii)     Common Code:                                017598066

(iii)    CUSIP Code:                                 748305BE8

(iv)     Any clearing system(s) other than           Not Applicable
Depositary Trust Company, Euroclear Bank S.A./N.V.
and Clearstream Banking, societe anonyme and the
relevant identification number(s):

(v)      Delivery:                                   Delivery free of payment

(vi)     Names and addresses of additional Paying    Not Applicable
Agent(s) (if any):